PRESS RELEASE
March 19, 2015  For  immediate release
Contact: Bryna Butler, (740) 446-2631, ext. 253, E-mail: bsbutler@ovbc.com

Hartley Elected to OVBC and Ohio Valley Bank Boards

GALLIPOLIS, Ohio — Ohio Valley Banc Corp./Ohio Valley Bank Chairman Jeffrey E. Smith has announced that Greg Hartley has been elected to serve on the Boards of Directors for the financial holding company, Ohio Valley Banc Corp, and its subsidiary, Ohio Valley Bank. The election was made during the March Board of Directors meeting to be effective March 18, 2015. Additionally, Hartley will serve on the OVBC Board Enterprise Risk Committee.

    Smith commented, “For the past 18 years, Mr. Hartley has been an invaluable member of our West Virginia Advisory Board. And now, we are thrilled to bring his expertise onto not only the Board of Ohio Valley Bank, but also the Board of the Bank’s publicly traded holding company, Ohio Valley Banc Corp. We are pleased to witness Greg’s further commitment to the Ohio Valley Bank family and its Community First mission.”

    Gregory K. Hartley is President of petroleum distributor City Ice and Fuel Co. He also serves as an officer for Mason County Exxon, Inc., Mason County E. Corp., G&M Fuel Company, and Harfel Corporation, and is President of Hartley, Hartley & Hartley, Inc. Through these companies, he manages 277 employees servicing over 2,600 propane, farm, and construction customers throughout Ohio and West Virginia.

    Since 1997, he has served on the Ohio Valley Bank West Virginia Advisory Board. He is a life member of the National Rifle Association and holds membership in Ducks Unlimited, Pheasants Forever, Institute for Legislative Action, the U.S. Department of the Interior’s Migratory Bird Program, Ohio Gun Collectors Association, West Virginia Oil Marketers and Grocers Association, and the West Virginia Propane Gas Association. A graduate of Point Pleasant High School and Rio Grande College, he is an ardent supporter of the Mason County Fair Livestock Sale and Mason County School programs.

    Ohio Valley Banc Corp. owns two subsidiaries, Ohio Valley Bank and Loan Central. Ohio Valley Bank, established in 1872, operates 14 offices throughout southern Ohio and western West Virginia including a technologically-advanced location in Barboursville, W.Va., which is set to open March 23. Loan Central, a consumer finance company specializing in tax refund loans and tax preparation, operates seven offices in southern Ohio. Ohio Valley Banc Corp. stock is traded on The NASDAQ Global Market under the symbol OVBC. The company’s websites are www.ovbc.com and www.myloancentral.com.